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                                                                      Exhibit 99

                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D. C. 20549


                                  ------------

                                   FORM 11-K

                                  ------------

                             For Annual Reports of
               Employee Stock Purchase, Savings and Similar Plans
                        Pursuant to Section 15(d) of the
                        Securities Exchange Act of 1934


                   For the fiscal year ended October 31, 1996


                         Commission file number 1-6196


A. Full title of the plans and address of the plans, if different from that of the issuer named below:

             Piedmont Natural Gas Company Employee Stock Purchase Plan Piedmont Natural Gas Company Employee Stock Ownership Plan


B. Name of issuer of the securities held pursuant to the plans and the address of its principal executive office:

                       PIEDMONT NATURAL GAS COMPANY, INC.
                               1915 Rexford Road
                        Charlotte, North Carolina 28211


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          PIEDMONT NATURAL GAS COMPANY EMPLOYEE STOCK PURCHASE PLAN


       There were no material changes in the provisions of the Piedmont Natural Gas Company Employee Stock Purchase Plan (ESPP) during the year ended October 31, 1996. Financial statements are not required under Article 6A of Regulation S-X since the shares purchased by employees under the ESPP are not held by a trustee. Participating employees are furnished a statement after each stock purchase date (June 30 and December 31) showing the number of shares and the purchase price of any stock purchased for them and the balance remaining to their credit. At October 31, 1996, 621 employees participated in the ESPP.





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           PIEDMONT NATURAL GAS COMPANY EMPLOYEE STOCK OWNERSHIP PLAN

                STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                           October 31, 1996 and 1995

Assets:
                                                                                     1996              1995
                                                                                     ----              ----
Investment in Common Stock of Piedmont Natural Gas
  Company, Inc., at market value - 240,457
  and 233,053 shares (cost $2,621,591 and
  $2,428,677) at 1996 and 1995,
  respectively                                                                     $5,891,197           $5,127,166
Receivable on sale of stock                                                               135               65,603
Short-term demand notes, at cost which
  approximates market                                                                     223                  182
Other                                                                                       1                    1
                                                                                   ----------           ----------

Total Assets and Net Assets Available
  for Plan Benefits                                                                $5,891,556           $5,192,952
                                                                                   ==========           ==========





See notes to financial statements.





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           PIEDMONT NATURAL GAS COMPANY EMPLOYEE STOCK OWNERSHIP PLAN

           STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
              For the Years Ended October 31, 1996, 1995 and 1994


                                                                        1996                 1995                1994
                                                                        ----                 ----                ----
Dividend and interest income                                        $  269,400           $  256,811          $  252,624
Gain (loss) on sale of assets (Note 3)                                 (30,109)              65,663               9,611
Net appreciation (depreciation) in
  fair value of investment in
  Common Stock                                                         624,623              361,882          (1,322,886)
Withdrawals by participants                                           (165,310)            (415,884)           (409,145)
                                                                    ----------           ----------          ----------

Net increase (decrease)                                                698,604              268,472          (1,469,796)
Net assets available for benefits:
 Beginning of year                                                   5,192,952            4,924,480           6,394,276
                                                                    ----------           ----------          ----------

 End of year                                                        $5,891,556           $5,192,952          $4,924,480
                                                                    ==========           ==========          ==========





See notes to financial statements.





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           PIEDMONT NATURAL GAS COMPANY EMPLOYEE STOCK OWNERSHIP PLAN

                         NOTES TO FINANCIAL STATEMENTS

1.    DESCRIPTION OF THE PLAN

      The Piedmont Natural Gas Company Employee Stock Ownership Plan (ESOP) was established to enable employees of the Company and its subsidiaries to acquire Common Stock of the Company. Through 1986, the basis for the Company's contributions to the ESOP was a tax credit on the amount of aggregate compensation paid or accrued to all employees under the ESOP. The Tax Reform Act of 1986 eliminated the tax credit allowance, and no Company contributions have been made since 1987.

      The ESOP is administered by an ESOP Administration Committee approved by the Company's Board of Directors. The Trust Client Services department of Wachovia Bank of North Carolina, N.A. serves as the trustee and custodian of the ESOP. The ESOP is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

      Separate accounts are maintained for each participant to reflect the allocation of contributions and subsequent dividend and investment income. Any income credited to participants is reinvested in Common Stock.

      A participant is defined as an active eligible employee with a balance in his or her ESOP account. An employee is eligible to participate in the ESOP following the later of the date on which he or she completes at least 1,000 hours of service during a period of 12 consecutive months or attains age 21. Employees who reached eligibility subsequent to the termination of Company contributions are not considered participants.

      The ESOP provides for immediate vesting. Distributions are made either at early retirement (age 55 and 10 years of service), at normal retirement (age 65), at actual retirement for a participant who remains employed after attaining normal retirement age, at permanent disability or at death of the participant. The Administration Committee of the ESOP may, in its sole discretion, direct an earlier distribution following a participant's termination of employment.

      A qualified participant, defined as any employee who has reached age 55 and completed ten years of participation, has the right to diversify a portion of his or her account balance each year during the qualified election period.

      The Company may terminate the ESOP at any time and may either cause the ESOP to continue operations until the ESOP trustee





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      has distributed all benefits or cause the assets of the ESOP to be liquidated and distributed.

2.    BASIS OF ACCOUNTING

      The financial statements are presented on the accrual basis of accounting.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

      The investment in the Company's Common Stock is valued at fair market value on October 31, 1996 and 1995 determined by quoted market values on the New York Stock Exchange. Dividend income is accrued on the ex-dividend date. Purchases and sales of securities are recorded on a trade-date basis. Realized gains and losses from security transactions are reported on the average cost method.

      Certain prior year amounts have been reclassified to conform to the 1996 presentation.

3.    GAIN (LOSS) ON SALE OF ASSETS

      The gain (loss) on sale of assets for the years ended October 31, 1996, 1995 and 1994, is computed as follows:


                                                                          1996                 1995                1994
                                                                          ----                 ----                ----
      Gross proceeds                                                  $  1,397             $195,724            $271,116
      Historical cost                                                   31,506              130,061             261,505
                                                                      --------             --------            --------
      Gain (loss)                                                     $(30,109)            $ 65,663            $  9,611
                                                                      ========             ========            ========





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4.    NET ASSETS AVAILABLE FOR BENEFITS

      Net assets available for benefits adjusted for the payable to participants for withdrawal for the years ended October 31, 1996, 1995 and 1994, are as follows:


                                                                       1996                 1995               1994
                                                                       ----                 ----               ----
      Net assets available for
        benefits at end of year                                     $5,891,556           $5,192,952          $4,924,480
      Payable to participants
        for withdrawals                                                156,025               70,795              20,363
                                                                    ----------           ----------          ----------
      Net assets available for
        benefits adjusted for
        payable to participants
        for withdrawals                                             $5,735,531           $5,122,157          $4,904,117
                                                                    ==========           ==========          ==========

5.    TAX STATUS

      The ESOP is qualified under Sections 401 and 409 of the Internal Revenue Code of 1986, as amended (the Tax Code). The Internal Revenue Service has informed the Company by letter that the ESOP is qualified, and the trust established under the ESOP is exempt from income taxes under
      Section 501(a) of the Tax Code. The ESOP has been amended since receiving the determination letter. However, the ESOP administrator and tax counsel believe that the ESOP is currently designed and being operated in compliance with the applicable requirements of the Code.

      The amount of the distribution under the ESOP is taxed to the recipient as ordinary income, with the taxable amount attributed to Common Stock distributed to a participant being the lesser of the cost to the trust or its fair market value on the date of distribution. Any increase in the value of the Common Stock is not taxed during the period that the stock is held by the trust nor upon its distribution to the participant. If stock is sold by a participant after distribution, the sale is subject to capital gain or loss treatment, depending on the sales price of the stock.





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INDEPENDENT AUDITORS' REPORT



Piedmont Natural Gas Company
  Employee Stock Ownership Plan:

We have audited the accompanying statements of net assets available for benefits of the Piedmont Natural Gas Company Employee Stock Ownership Plan (the
Plan) as of October 31, 1996 and 1995, and the related statements of changes in net assets available for benefits for each of the three years in the period ended October 31, 1996. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at October 31, 1996 and 1995, and the Plan's changes in net assets available for benefits for each of the three years in the period ended October 31, 1996 in conformity with generally accepted accounting principles.




/s/ Deloitte & Touche LLP
-------------------------
DELOITTE & TOUCHE LLP

Charlotte, North Carolina
January 3, 1997





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